Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports LibiGel® Status
and Financial Results for 2008

Lincolnshire, Illinois – March 16, 2009 – BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced the status of LibiGel in development for the treatment of female sexual dysfunction and financial results for the year ended December 31, 2008.

“BioSante had an excellent year in 2008.  Our new product development was led by the initiation of three LibiGel Phase III clinical trials,” said Stephen M. Simes, BioSante’s president and chief executive officer. “These clinical trials continue to enroll subjects and make progress.  LibiGel is BioSante’s transdermal testosterone gel in late-stage development for the treatment of female sexual dysfunction (FSD) in menopausal women.  LibiGel’s development continues under a Special Protocol Assessment (SPA). The SPA affirms that BioSante’s clinical trial design, endpoints, sample size, planned conduct and statistical analyses are acceptable to support regulatory approval.  BioSante’s objective continues to be to submit a new drug application (NDA) for LibiGel by the end of 2010.”

Financial Results for 2008

The company’s net loss was approximately $17.4 million or $(0.64) per basic and diluted share for the year ended December 31, 2008, compared to a net loss of $7.6 million or $(0.30) per basic and diluted share for the same period in 2007.  This increase in net loss was due primarily to increased spending on the company’s Phase III LibiGel clinical trial program.  As of December 31, 2008, BioSante’s cash, cash equivalents and short-term investments were approximately $14.8 million as compared to $30.7 million at December 31, 2007.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II/III clinical development using BioSante patented technology. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion. The company also is developing its calcium phosphate technology (CaP) for novel vaccines, drug delivery and aesthetic medicine (BioLook™).  Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that could cause actual results to differ materially from those expressed in such forward-looking statements include BioSante’s need for and ability to obtain additional financing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed in BioSante’s most recent annual report on Form 10-K,which discussions also are incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.